As Filed with the Securities and Exchange Commission on December ___, 1997
                                                          Registration No.______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                ZAP POWER SYSTEMS
                 (Name of small business issuer in its charter)


                                -----------------


        California                        3710                 94-321 0624
 (State or other jurisdiction       (Primary Standard        (I.R.S. Employer
      of incorporation                  Industrial          Identification No.)
      or organization)             Classification Code)

                                  James McGreen
                                117 Morris Street
                              Sebastopol, CA 95472
                                 (707) 824-4150
            (Name, Address and Telephone Number of Agent for Service)

                             -----------------------

                                   Copies to:
                             William D. Evers, Esq.
                             Kevin F. Barrett, Esq.
                              Evers & Andelin, LLP
                           155 Montgomery, 12th Floor
                             San Francisco, CA 94104
                 Phone No.: (415)391-4291 Fax No.: (415)391-4292

                               -------------------

              Approximate date of commencement of proposed sale to
           the public: As soon as practicable after this Registration
                          Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE

-------------------------------- -------------------- ---------------------- ---------------------- -------------------
      Title of each class           Amount to be        Proposed Maximum       Proposed Maximum         Amount of
of Securities to be Registered       Registered        Offering Price Per     Aggregate Offering     Registration Fee
                                                              Unit                 Price (1)
-------------------------------- -------------------- ---------------------- ---------------------- -------------------
Common Stock, no par value             500,000                $6.00               $3,000,000               $910

Total                                                                             $3,000,000               $910
-------------------------------- -------------------- ---------------------- ---------------------- -------------------

(1)  Estimated  pursuant to Rule 457(a)  under the  Securities  Act of 1933,  as
amended  (the  "Securities  Act"),   solely  for  purposes  of  calculating  the
registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

                      SUBJECT TO COMPLETION DATED _________

Preliminary Prospectus

                                ZAP Power Systems

                                [GRAPHIC OMITED]

                                 500,000 SHARES

                                  COMMON STOCK


         All of the 500,000 shares of common stock offered by this Prospectus are being sold either by ZAP Power Systems ("ZAP" or the "Company") or shares will be offered through Brokers. Prior to this Offering, there has been no public market for the Company's common stock; therefore, the public offering price has been determined by the Company. After completion of this Offering, and dependent largely upon the number of shares sold in this Offering, the Company's shares may be traded on a stock exchange (no application has been made to any stock exchange) or in the over-the-counter market, or no active trading market may develop or be sustained. See "Risk Factors" and "Shares Eligible for Future Resale."

         This offering (the "Offering") is being made directly by the Company for not more than 500,000 shares (the "maximum" amount). There is no minimum number of shares to be sold in this Offering and all funds received will go immediately to the Company. See "Use of Proceeds." This Offering will be terminated upon the earlier of: the sale of the maximum amount, twelve months after the date of this Prospectus or the date on which the Company decides to close the Offering. A minimum purchase of 100 shares is required. The Company reserves the right to reject any Share Purchase Agreement in full or in part. See "Plan of Distribution."

         The common stock offered hereby involves a high degree of risk. See "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     Price to Public     Underwriting    Proceeds to
                                         Public         Discounts and     Company (2)
                                                        Commission (1)

Per Share                                $6.00             $ .60            $5.40
Total Maximum  (500,000 shares)          $3,000,000     $300,000         $2,700,000

(1) The shares are being sold directly by the Company through a designated executive officer who is registered as sales representative, where required, and will not receive any commission and through Brokers. See "Plan of Distribution." Further, Centennial Capital Management, Incorporated (the "Selling Agent") has been engaged by the Company to serve as a selling agent of the Offering on a best-efforts basis. The Selling Agent will receive a total commission, in cash, equal to 10% of the gross proceeds from this Offering that the Selling Agent sells.

(2) Before deducting estimated expenses of $160,000 payable by the Company, including registration fees, escrow agent fees, costs of printing, copying and postage and other offering costs, in addition to legal and accounting fees.

               The date of this Prospectus is December ____, 1997.

         No person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

This Prospectus is available in an electronic format, upon appropriate request from a resident of those states in which this Offering may lawfully be made. The Company will transmit promptly, without charge, a paper copy of this Prospectus to any such resident upon receipt of a request.

                                TABLE OF CONTENTS

                                                    Page                                                 Page
                                                    ----                                                 ----
Reference Data                                       2        Management                                  17
Prospectus Summary                                   3        Executive Compensation                      19
Risk Factors                                         5        Principal Shareholders                      20
Use of Proceeds                                      7        Certain Transactions                        20
Dividend Policy                                      7        Description of Common Stock                 20
Capitalization                                       8        Shares Eligible for Future Resale           21
Dilution                                             9        Plan of Distribution                        21
Management's Discussion & Analysis of                         Legal Matters                               22
Financial Condition and Results of Operations        10       Experts                                     22
Business                                             13       Additional Information                      22
                                                              Index to Financial Statements               F-1

         Until February 27, 1998 (90 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 REFERENCE DATA

         The Company became subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") upon the filing of its initial Prospectus on November 29, 1996.

         The Company furnishes its shareholders with quarterly annual reports containing financial statements audited by an independent public accounting firm after the end of its fiscal year. The Company's fiscal year ends on December 31. In addition, the Company will send shareholders quarterly reports with unaudited financial information for the first three quarters of each fiscal year.

         The Company was incorporated under the laws of the state of California, on September 23, 1994. The Company's corporate offices are located at 117 Morris Street, Sebastopol, CA 95472. The Company's telephone number is (707) 824-4150. The Company's facsimile number is (707) 824-4159. The Company's E-mail address is zap@zapbikes.com and its Web site is zapbikes.com.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and Financial Statements, including Notes, appearing elsewhere in this Prospectus.

The Company

         ZAP Power Systems ("ZAP") develops, manufactures and markets lightweight low-powered electric vehicles (EVs). The Company currently produces an electric power assist kit for bicycles and tricycles and assembles complete electric powered bicycles and tricycles. The Company also distributes electric scooters. Several members of ZAP's management team have more than two decades of work in the EV and transportation industries. On February, 13, 1996, the first of three patents applied for was granted by the U.S. Patent Office, and on September 30, 1997 the second patent was granted by the U.S. Patent Office. These patents cover the configuration, location and operation of the motor system and battery.

         Management's objective is to achieve strategic market dominance within the EV marketplace, beginning with the market for electric power bicycles. Management intends to achieve this objective by forming exclusive alliances with leading developers of EV technologies, by structuring joint ventures with strong manufacturing partners around the world, by creating alliances with the governmental and private entities that support the EV industry, and by setting up various EV distribution networks.

         The Company's objective is to become a market leader in the U.S. electric bicycle industry. The Company won the World Solar Bicycle Race in Akita, Japan in 1995. The ZAP/Varna race bike placed first in both racing categories, beating more than 100 entries from around the world. It established two World Records and earned the title 1995 World Champion. These world records still hold today.

Proposed Development

         The  Company's  development  goals  for  1997-1998  are to (a)  further capitalize the Company through this Offering, (b) obtain strategic partners, (c)
lower production costs through vendor and strategic partner  relationships,  and increased sales volume, (d) increase the distribution network (both domestic and
in  international   markets)  through  companies  that  already  have  excellent distribution  in the bicycle,  motor bike or  independent  ZAP electric  vehicle
outlet  stores  and  (e)  continue  to  build  the  management   team,  both  at
headquarters and internationally.

The Offering

    Common Stock Offered by the Company................ 500,000 shares (maximum)

    Common Stock Outstanding Prior to the Offering..... 2,571,909 shares and 1,350,000 options reserved for employees

    Use of Proceeds.................................... Proceeds from the sale of the shares will be used to fund
                                                        expansion and marketing, and for
                                                        general working capital.

--------------------------------------------------------------------------------

                            SUMMARY OF FINANCIAL DATA

     The summary  financial data for the years ended December 31, 1994, 1995 and
1996 have been  derived  from the  Financial  Statements  and Notes to Financial
Statements,  audited by Moss Adams,  LLP,  independent  auditors,  whose  report thereon is also included.  The summary financial data for the nine month periods ended  September  30, 1997 have been derived from  unaudited  interim  financial
statements  of  the  Company   contained   elsewhere  herein  and  reflect,   in
Management's  opinion,  all  adjustments,  consisting  only of normal  recurring adjustments,  necessary for a fair presentation of the results of operations for these periods.  Results of operations for any interim period are not necessarily indicative  of results to be expected  for the full fiscal  year.  The  selected financial data should be read in conjunction with  "Management's  Discussion and
Analysis of Financial  Condition  and Results of  Operations"  and the Financial
Statements and Notes thereto included elsewhere in this Prospectus.


                                     September 23                                                  Nine Months        Nine Months
                                     Through                Year Ended            Year Ended       Ended              Ended
                                     December 31, 1994      December 31,          December 31,     September 30,      September 30,
                                                            1995                  1996             1996               1997
                                                                                  (audited)        (unaudited)        (unaudited)

Statements of Income Data:
Revenue                                       $ 61,300           $650,800          $1,170,900       $ 852,634            $1,327,148
Cost of goods sold                              67,100            435,400             862,700         618,225             1,035,096
                                              --------           --------          ----------       ---------            ----------
   Gross profit (loss)                          (5,800)           215,400             308,200         234,409               292,052
Operating                                       67,200            447,200           1,132,000         761,015             1,123,049
   Operating Income (loss)                     (73,000)          (231,800)           (823,800)       (526,606)             (818,710)
Other Income                                       300            222,000              19,500          10,278                 9,537
   Interest Expense                                  -             (2,700)            (11,400)         (6,517)              (22,217)
   Income before provision for taxes           (72,700)           (12,500)           (815,700)       (522,845)             (831,390)
Provision for taxes on income                      800              3,500               1,600               0                     0
   Net income (loss)                          $(73,500)          $(16,000)          $(817,300)      $(522,845)            $(831,390)


Balance Sheet Data:                        Dec. 31,       Dec. 31,           Sept. 30,            Dec. 31,            Sept 30,
                                               1994           1995                1996                1996                1997
                                               ----           ----                ----                ----                ----
   Working capital                          $39,591         $20,100            $(46,308)           $(44,800)            $128,581
   Total assets                              80,988         191,400             415,125             770,200              924,710
   Long-term debt, less current portion     311,701               0              43,408              28,400               26,928
   Shareowners' equity                      (32,267)         60,400              21,652             112,400              336,808


                                  RISK FACTORS

         This Offering involves a high degree of risk. In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

The EV market may be very limited and slow to develop.
         A  market  for  EVs  depends  upon  their  cost  relative  to  internal combustion vehicles, the politics of air pollution control, the buying preferences of people who want private transportation, and many other factors. Past predictions about the growth rate of the EV market have generally been wrong. EV Market predictions are subject to changes in government polices and the price of gasoline.

Management's strategy for the EV market may not work.
         Members of management have considerable experience in designing and implementing EV product, marketing and distribution strategies. For ZAP, they have selected a particular entry product, manufacturing process and marketing and distribution methods. There is a wide range of alternative strategies for the EV market, and the potential for competition is immense.

Management will need to manage major growth and new markets.
         The plan described in "Business: Proposed Development" envisions growth to a level beyond management's past experience. Revisions to the proposed development may be required and new challenges will be presented to management.

Sufficient capital may not be available for the Company to carry out its plan.
         The proceeds of this Offering are intended to achieve certain objectives. See "Use of Proceeds." More capital may be required for those purposes than the Company will have. See "Capitalization." Changes in the Company's objectives, to take advantage of opportunities or to meet competitive challenges, may require more capital. Management may not be able to obtain additional funds, from public or private sources. If any further capital is raised by issuing equity securities, dilution to then existing shareholders will result. Any debt financing would require additional interest expense and principal repayments, reducing the Company's earnings potential and net cash flow. If additional funds are required and not available, the Company may be forced to limit growth. See "Business-Strategy," "Capitalization" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources."

New competition could quickly appear.
         The   Company's   current   competition   is  described  in  "Business:
Competition." However, many businesses in related activities could add an operation to compete directly with the Company. Most of those businesses have far greater financial and marketing resources, operating experience and name recognition than ZAP.

Loss of the founders or other key employees could interrupt progress.
         The founders, Gary Starr and James McGreen, started and developed the Company to its present position and further development is largely dependent upon their continued commitment and full-time efforts. The Company has no key-person life insurance policy on either of them or upon other key employees.

No dividends are presently intended.
         The Company presently intends to retain any earnings and pay no dividends. Future dividends, if any, will depend on the Company's profitability, financial condition, capital requirements and other considerations determined by the Company's Board of Directors. See "Dividend Policy."

Voting control will remain with the founders.
         Immediately prior to this Offering, the Company's Managing Director and its President together beneficially owned 52% of the Company common stock. After the completion of this Offering, they will own 43% if the maximum is sold and will effectively be able to control the Company. See "Principal Shareholders."

Sales of existing shares could affect the market price.
         Sales of common stock outstanding prior to this Offering may adversely affect the market price of the shares after this Offering. See "Shares Eligible for Future Resale."

The share offering price was set by the Company.
         Prior to this Offering, there has not been any public market for shares of Zap common stock; therefore, the initial offering price for the shares was determined by the Company. Among factors considered in determining the public offering price were the Company's results of operations, its current financial condition, its future prospects, the state of the markets for its products, the experience of management, the economics of the industry segments in general and the demand for similar securities of companies considered comparable to ZAP. See "Plan of Distribution -- Determination of Offering Price."

There may not be a trading market for the shares.
         The Company does not currently meet the requirements for listing on an organized stock exchange or quotation of over-the-counter market maker trades on the NASDAQ market. After completion of this Offering, the Company intends to apply for a listing on a United States regional exchange, if the Company meets certain numerical listing requirements. However, there can be no assurance that the Company will be listed or that a market will develop or be sustained. If it does not, the Company has been advised that a registered securities broker-dealer would provide an order matching service for persons wishing to buy or sell shares, upon completion of this Offering. However, there is currently no agreement between the Company and a registered securities broker-dealer.

The share price can vary after this Offering.
         The price of the Company's Common Stock, after the completion of this Offering, can vary due to general economic conditions and forecasts, the general business condition of the Company, the release of the Company's financial reports and sales of Common Stock outstanding prior to this Offering.

No minimum amount for this Offering.
         Because there is no required minimum amount of shares required to be sold in this Offering, all the cash received will go directly to the Company, to be used as described in "Use of Proceeds." If only a minimum amount were sold, the result could be that all the proceeds were used to pay expenses of this Offering.

The purchasers will have a dilution of book value per share.
         Purchasers of shares in this Offering will realize immediate substantial dilution of approximately $4.77 per share (or 80%) in the pro forma net tangible book value from the initial public Offering price, if the maximum amount offered is raised. See "Dilution" and "Plan of Distribution -- Determination of Offering Price."

State and federal regulation could affect the company's future.
         States that have passed laws concerning electric bikes are not consistent with one another, or with Federal laws. Management is working with both state and federal agencies to obtain common language and regulations for electric bikes and to keep them from being regulated as motor vehicles. See "Business --

Government Regulation." If they are regulated as motor vehicles this would add additional marketing and product development costs.

Protection of patent and trademark rights could be costly.
         The ZAP electric bicycle power system is a U.S. patented system. One additional patent is pending for ZAP's folding scooter product "Zappy." ZAP is an internationally registered trademark. Management believes that its intellectual property is very important to the success of the Company and it intends to protect against imitation. Litigation may be necessary and it could cause considerable drain on the Company's cash and diversion of management's time.

                                 USE OF PROCEEDS

         The net proceeds available to the Company from the sale of the shares in this Offering are estimated to be approximately $2,540,000 if the maximum is sold, after deducting underwriting discounts, commissions and other offering expenses (estimated to be $460,000). The Company expects to use the net proceeds for the purposes outlined below. If the Company raises less than the maximum amount of this Offering, it intends to prioritize expenditures as follows:
first, use funds from the Offering for working capital and corporate needs, second, increase sales and manufacturing capacity and third, improve existing products and develop new products.

                                                                             500,000 shares
                                                                       -----------------------
     1.  Development of additional distribution channels..........     $   772,160      30.4%
     2.  Increase of manufacturing capacity.......................         515,620      20.3%
     3.  New product development..................................         515,620      20.3%
     4.  Product improvements.....................................         101,600       4.0%
     5.  Working Capital and General Corporate Purposes...........         635,000      25.0%
                                                                       -----------------------
                                                                       $ 2,540,000     100.0%
                                                                       =======================

         Management does not anticipate changes in the proposed allocation of estimated net proceeds of this Offering, but reserves the right to make changes if management believes those changes are in the best interests of the Company. Management does not foresee reallocating any significant portion of the proceeds to working capital and general corporate purposes.

                                 DIVIDEND POLICY

         The Company has not declared or paid dividends since its inception. The Company presently intends to retain any earnings to facilitate growth and does not anticipate paying cash dividends in the foreseeable future. The company's future lending agreements may also prohibit the payment of dividends.

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of the Company on September 30, 1997.

Short-term debt:
     Short-term debt..........................................      $152,429
     Current maturities of long-term debt.....................         3,583
                                                                  ----------
           Total short-term debt   ...........................       156,002
                                                                  ----------
Long-term debt:
     Total long-term debt, less current maturities............        26,928
                                                                  ----------

Shareowners' equity:
     Common stock, no par value,
     10,000,000 shares authorized;
     2,343,135 at 9/30/97 shares outstanding..................     2,087,361

Accumulated Deficit ..........................................    (1,750,553)
                                                                  ----------
     Shareowners' equity .....................................       336,808
                                                                  ----------
              Total capitalization ...........................      $519,738
                                                                  ==========

                                    DILUTION

         On September 30, 1997 the Company had a net tangible book value of $336,808, or $0.14 per share. The net tangible book value per share is equal to the Company's total tangible assets, less its total liabilities and divided by its total number of shares of common stock outstanding. After giving effect to the sale of shares being offered, at the public Offering price of $6.00 per share, and the application of the estimated net proceeds, the pro forma net tangible book value of the Company as of September 30, 1997, would have been $2,876,808 or $1.23 per share. This represents an immediate increase in net tangible book value of $1.09 per share to existing shareowners and an immediate dilution of $4.77 per share to new investors purchasing shares in this Offering. The following table illustrates the per share dilution in net tangible book value per share to new investors:

                                                                (500,000 shares)
                                                                ----------------
Public offering price per share......................                     $6.00
     Net tangible book value per share
       on September 30, 1997.........................             $0.14
     Increase in net tangible book value per share
       attributed to new investors...................             $1.09
                                                                  -----
Pro forma net tangible book value per share
     As of September 30, 1997, after this Offering...                     $1.23
                                                                          -----
Net tangible book value dilution per share
     to new investors................................                     $4.77
                                                                          =====

         The following table sets forth on a pro forma basis as of September 30, 1997 the difference between existing shareowners and new investors purchasing shares in this Offering, with respect to the number of shares purchased, the total consideration paid and the average price paid per share, at the maximum:

                                       Shares Purchased               Total Consideration
                                   -------------------------       -------------------------            Average Price
                                   Number            Percent       Amount         Percent                 Per Share
                                  --------          --------      --------       --------              --------------

  Existing Shareowners......     2,343,135           83.00%        $3,139,827        51.00%               $ 1.32
  New Investors.............       500,000           17.00          3,000,000        49.00                  6.00
                                 ---------          -------       -----------       -------               ------

     Total..................     2,843,135          100.00%        $6,139,827       100.00%
                                 =========          =======       ===========       =======

                                       9

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the Financial Statements and Notes thereto, "Capitalization" and "Prospectus Summary" appearing elsewhere in this Prospectus. Operating data presented in this discussion are unaudited.

Overview
         The Company designs, assembles, manufactures and distributes electric bicycle power kits, electric bicycles, electric scooters and tricycles, and other low-power electric transportation vehicles. Historically, unit sales have been approximately 50% kits and 50% electric bicycles. Dollar sales have been 40% kits and 60% electric bicycles.

         The Company sells its electric bicycles and kits to retail customers, auto dealerships, bike dealerships and mail order catalogs. Net revenue is net of returns. The Company sells to the mail order catalogs and selected customers on credit with net 30 day terms. The Company sells to bike dealerships with terms being cash on delivery. The retail sales are primarily paid for with a credit card or personal check before shipment of the product.

         During 1994, 1995, 1996 and 1997 the Company was being paid by governmental agencies and private foundations to further develop the electric bike to fit into various roles in the US and overseas markets. During this period the Company developed electric motor systems for offshore sales and manufacturing. In addition, the Company has developed an electric police bike. The Company's work to develop offshore manufacturing abilities for the domestic and foreign markets involved private and public foundations in South East Asia. Since in the fourth quarter of 1995 the company has sold bikes to retail and wholesale customers as its core business.

         The Company manufactures an electric motor system that is sold as a kit to be installed by the customer on their own bike. The Company also installs the motor system on bikes the Company buys and then sells the complete electric bike to the customer. The Company purchases complete bikes from various bike manufacturers for use with the company's electric motor system. The electric motor kit has approximately 62 unique parts. The electric motor kit manufacturing and installation of the motor systems to the bikes is done at its Sebastopol location. The electric motors are purchased from an original equipment manufacturer (OEM) in the auto and air-conditioning industry. The company is using one company for its motors, although there are other companies that could be used with slight modifications to the motor support brackets. The batteries are standard batteries used in the computer industry for power interrupt systems. The electronic system uses standard electronic components.

     The electric motor kits and electric bikes sold by ZAP are shipped typically by U.P.S. and Federal Express. Larger quantity orders to wholesale distributors are shipped common carrier. The Company has developed long term purchase arrangements with its key vendors. The Company has no contractual relationships with any of its vendors.

         The Company's growth strategy is to increase net sales by augmenting its marketing and sales force, and by increasing distribution channels through retail organizations and wholesale distributors both domestically and overseas. The Company will continue to increase production capability to meet the increasing demand for its product. The Company will continue to develop the product so it is the low cost leader in the industry. Product improvements and new product introductions will continue to enlarge ZAP's presence in the electric vehicle industry.


Results of Operations
         The following table sets forth, as a percentage of net sales, certain items included in the Company's Income Statements (see Financial Statements and
Notes thereto elsewhere in this Prospectus) for the periods indicated:

                                                     Years Ended                 Nine Months Ended        Nine Months Ended
                                                     December 31,                  September 30,            September 30,
                                                1994        1995         1996              1996                  1997
                                                ----        ----         ----              ----                  ----
Statements of Income Data:
  Net sales                                     100%        100%         100%              100%                   100%
  Cost of sales                                  109          67           74                73                    78
  Gross Profit                                    (9)         33           26                27                    22
  Operating expenses                             110          69           97                89                    85
  Loss from operations                          (119)       (36)          (71)              (62)                  (63)
  Other income (expense)                           0          34            1                 0                    (1)
  Profit (Loss) before income taxes             (119)         (2)         (70)              (62)                  (64)
  Provision for income taxes                       1           1            0                 0                     0
  Net profit (loss)                             (120)         (2)         (70)              (62)                  (64)


Quarter Ended September 30, 1996 Compared to Quarter Ended September 30, 1997

         Net sales. Most sales were to retail customers, wholesale customers and distributors. Net sales increased $97,407 or 34% from September, 1996 to September, 1997 due to sales of kits and bicycles to a large bicycle company.

         Gross profit (loss). Gross profit increased as a percentage of net sales, from 31% to 34%. The increased bike and kit sales volume resulted in manufacturing cost reductions on a per unit basis.

         Selling. Selling expense decreased from 33% of sales to 30% of sales. In 1997 the company increased its marketing and sales expenditures due to a launching of its new products into the marketplace.

         General and administrative expense. General and administrative expenses decreased as a percentage of net sales from 32% in 1996 to 30% in 1997. This was due to allocating fixed salary and rent expenses over more sales dollars than in the previous year.

         Research and development expense. Research and development expense increased as a percentage of net sales from 5% in 1996 to 13% in 1997. The Company expenditures for development of its products was significant in 1997 due to the development of more new products including the Zappy and single motor cruiser.

         Other income (expense). Other income decreased significantly in 1997 to 189% due to higher interest expense.

Nine Months Ending September 30, 1996 Compared to Nine Months Ending September 30, 1997

         Net sales. Net sales increased by $474,514 or 56% from $852,634 for the nine months ended September 30, 1996 ("the 1996 period") to $1,327,148 for the nine months ended September 30, 1997 ("the 1997 period"). The net sales increase resulted from increased bike and kit sales through expanded distribution channels both domestically and off shore.

         Gross profit (loss). As a percentage of sales, gross profit decreased from 27% in the 1996 period to 22% in the 1997 period. This decrease was due to the liquidation of 1996 models and start up costs of 1997 models.

         Selling expense. Selling expense decreased as a percentage of sales from 40% in the 1996 period to 32% in the 1997 period. Sales dollars increased at a higher rate than the percentage of selling expense dollars.

         General and administrative expense. General and administrative expense decreased as a percentage of sales from 43% in the 1996 period to 39% in the 1997 period. Sales dollars increased at a higher rate than General Administrative expenditures.

         Miscellaneous income and interest expense. Miscellaneous income and interest expense decreased as a percentage of sales from 1% in the 1996 period to 0% in the 1997 period.

Liquidity and Capital Resources
         At September 30, 1997 and September 30, 1996 the Company had a working capital of $128,581 and ($46,308) respectively. The increase in the working capital was primarily due to funds received from the prior public offering, which was begun November 29, 1996. The proceeds from that prior offering went to fund increased inventories levels, accounts receivables and capital expenditures. The increase in current liabilities was due to the increases in purchases of inventory to support the increase in sales. Upon completion of this Offering, the company expects to have a working capital of approximately $2,400,000.

         The Company had net cash provided by operating activities of ($522,791) in September, 1996 and net cash provided by operating activities of ($831,390) in September, 1997. The decrease in net cash provided by operating activities from September, 1996 to September, 1997 was due to greater finance emphasis on product marketing and development.

         The Company had net cash provided by investing activities of ($74,639) for the nine months ending September, 1996 and net cash provided by investing activities totaling ($107,613) for the nine months ended September 30, 1997. These related principally to the purchase of upgraded computer equipment and other machinery.

         The Company had net cash provided by financing activities of $120,000 for the nine months ended September 30, 1996, and $899,487 for the nine months ended September 30, 1997. Net cash provided by financing activities for the nine months ended September 30, 1997 was from the sale of common stock from the prior public offering. Net cash provided by financing activities in 1996 was provided by notes payable and sales of common stock.

     The Company's primary capital needs are to fund its growth strategy, which includes increasing its net sales, increasing distribution channels, introducing new products and continuing to improve existing product lines.

Recent Accounting Pronouncements
     During October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which established a fair value-based method of accounting for stock-based compensation plans. The Company is currently following the requirements of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company plans to adopt SFAS No. 123 utilizing the disclosure alternative during 1997.

Seasonality and Quarterly Results
     The Company's business is subject to seasonality influences. Although the company has not experienced these influences on sales volumes, the bike industry typically slows down during the winter months, November to March in the U.S. The company is selling worldwide and will focus its business to allow net sales to increase evenly throughout the year by obtaining distribution channels in different global regions to compensate for slowdowns in other regions.

Inflation
     The Company's raw materials are sourced from stable cost competitive industries. As such the company does not foresee any material inflationary trends for its raw material sources.

                                    BUSINESS

The Company
         The Company designs, assembles, manufactures and distributes electric bicycle power kits, electric bicycles, electric tricycles, electric scooters, and other low-power electric transportation vehicles. Management's objective is to establish the Company as a leading electric vehicle manufacturer and distributor. To achieve this objective, Management intends to form exclusive alliances with leading developers of EV technologies, structure joint ventures with strong manufacturing partners around the world, and create alliances with the governmental and private entities that support the EV industry.

Company Background
         Founded in 1994, the Company resulted from more than two decades of work by its Management in the electric vehicle and transportation industries. See "Management." The Company currently has 39 employees.

         In three years, ZAP has already made great strides towards its global mission of transforming transportation. Over 6,000 people in over thirty countries are now using ZAP vehicles as their preferred mode of transportation.

         The Company's principal assembly facility and corporate offices are located at 117 Morris Street in Sebastopol, California. The Company also rents a facility at 111 Morris for research and development projects.

Products
         ZAP's products are designed to encourage and enable bicyclists to ride their existing bicycles more often (by providing additional power to overcome hills or headwinds) or to provide the user with an electric bicycle or electric vehicle that can sustain faster speeds with less exertion than a conventional bicycle. ZAP's market surveys have shown that the user of a ZAP electric vehicle will often use a ZAP product for recreation or short commutes instead of a conventional vehicle.

         ZAP currently offers a number of different power assist retrofit kits. These ZAP power systems include dual or single motors, a sealed maintenance free battery, one or two-speed controller, and an automatic battery charger. The ZPS-2 power system is designed for mountain, road and cruiser type bikes. The ZPS-T is designed for tricycles.

         All of ZAP's bicycles incorporate the ZAP patented power system technology:

         ElectriCruizer(TM) is a cruiser style bicycle that has upright comfort style handle bars and six manual gears.

         ZAP Power Bike(TM) is a hybrid road bike with 18 manual gears.

         ZAP Trike(TM) is a three wheeled bike which contains a larger battery and a carry basket.

         ZAP Patrol Bike(TM) is a suspension mountain bike with built-in lights and siren.

         Zappy(TM) is a stand-up, portable, lightweight scooter featuring a 12-volt battery with a built-in charger and a collapsible frame.

         World Bike(TM) is a unisex bike designed for the World Market.

Proposed Development
         The  Company  has  several   improvements   and  new   products   under
development. The most significant of these are listed below:

         Electricycle(TM) Scooter features a 24-volt sealed and integrated battery system along with a 10 amp charger. This product is being manufactured in China.

         Electric Go-Cart. A prototype has been built that Management anticipates will successfully tap into this worldwide market. This product should do particularly well, compared to its gas alternatives, in locations where it's preferable to race indoors or where noise is a limiting factor.

         The Company's research and development team continues to refine the overall efficiency and performance of its products. The current development process for its electric bicycle includes creating a new solid state control circuit, a compact and lightweight "smart" charger, a throttle-type speed control, and an integral quick release plastic battery case, adaptable to nearly any bicycle.

         Research and development of auxiliary products is also ongoing. Bicycling Magazine recently showcased a prototype futuristic composite electric bicycle powered by a ZAP system. Using the same technology as developed for land vehicles, the Company is in research to take advantage of the growing need for non-polluting, 3-wheel tuk-tuk type vehicles. The Company is also studying an electric wheel motor that will incorporate an advanced motor built into the wheel of a bicycle.

         The Company has been awarded two grants totaling $40,000 from the U.S. Government to assist in the development of its improved battery containment design, its electric scooter, and to provide marketing assistance in Southeast Asia. The Company has also received a $25,000 grant from the State of California Energy Commission to assist in this effort.

Strategic Partnering
         Management has established affiliations and/or contracts with several organizations in the EV industry. The most significant of these are listed below.

         The  Electric  Power  Research  Institute  (EPRI)  contracted  with the
         Company to develop bicycles for police departments and utility applications. EPRI is a research group that is funded by more than 600 electric utility companies. The Company works closely with the commercialization division of EPRI to develop markets for low-power EVs. ZAP, through EPRI, leased 40 demo electric bikes to participating utilities in 1995.

         Electrical Utility Companies. Several electrical utility companies are now either selling, marketing or promoting the ZAP product line. ZAP has sold over 200 electric bikes and retrofit kits to utilities to date. Over 60 utilities have donated over 100 electric bikes to police departments for their testing. The balance of units have been sold to the utilities' service customers and used by the utilities to promote electric vehicle transportation.

         ZAP is also building a positive partnership with law enforcement agencies around the country. Over 90 police departments are now using ZAP vehicles.

Growth Strategies
         Management intends to expand its domestic market share (recreational and police enforcement EVs) by increasing the number of its manufacturer representatives and by expanding its distribution organization. Trade shows, print advertising, and public relation activities are planned. The Company also plans to continue its demonstration projects with electrical utility companies.

         ZAP is preparing the necessary documentation to open ZAP electric vehicle franchise outlet stores. Part of the proceeds from this Offering will be utilized to market and develop these stores.

         Leverage of the Company's brand name: the Company's brand name and products receive promotion through editorial references in cycling, recreation, and electric vehicle publications. ZAP intends to expand into other low-power electric vehicle products.

The Industry
         Worldwide,   bicycles   and   scooters  are  the  number  one  mode  of
transportation.

         There are an estimated one billion bicycles in daily use. More than 100 million new bicycles enter the world market each year.

         In the U.S., the market for bicycles is approximately 10 percent of the world market with 99 million bicycles in service. According to a 1995 study by the Bicycle Market Research Institute (BMRI), approximately 15 million bicycles were sold in the United States in 1996, representing approximately $2.5 billion of retail sales. The industry is currently experiencing growth in both the recreational market and the market for police departments.

         The Company currently assembles and sells complete electric bicycles in addition to its sale of electric power assist kits. Its market depends upon the extent to which current and future bicycle owners choose to add electric energy to assist their own physical energy. According to the Orange County Register, September 1996, an estimated 26 million Americans want bikes but are put off by the potential strain. It is estimated that up to one third of all bikes sold could be electrified.

         The growth of the market for electric vehicles has been, and will likely continue to be, driven by aggressive federal, state, and local laws. These laws require the reduction of pollution from conventional gas vehicles, particularly from two-stroke vehicles (i.e., motorcycles and scooters). Following are representative examples:

         The U.S. Energy Policy Act of 1992 (EPAC) provides that federal, state and public utility fleets must begin to purchase alternative fuel vehicles in 1993 with major acceleration of these purchases to begin in 1998.

         The State of California has mandated that 10% of all new car sales in the state must be Zero Emission Vehicles (ZEV) by the year 2003. New York, Massachusetts and other Northeastern states have similar directives. General Motors, Ford and Toyota announced that they are offering electric vehicles through specific auto dealers this year. Management believes that these expensive high-profile EVs will assist the market for low cost EVs (electric bicycles).

         In support of these laws, utility companies have setup over 500 "free" public charging stations in the state of California. High profile retailers such as WalMart, Denny's and Raley's have agreed to participate in the program to promote the use of EV's.

         In foreign counties:

         The Republic of China gives buyers of electric scooters a rebate equivalent to $200 (U.S.). It is considering a Zero Emission Vehicle scooter mandate by the year 2000.

         Japan, Thailand, and Costa Rica have agreed to provide low duties on any electric vehicle subcomponents.

         China has recently banned the licensing of new gas powered bicycles in the cities of Shanghai and Beijing.

         France has agreed to provide rebates of the additional cost of EVs over conventional vehicles and is providing free parking to EVs in Paris.

         The major identified barrier to widespread adoption of EVs has been the initial cost of an electric vehicle compared to the non-electric alternative. The Company's technology, however, provides for an extremely low cost electric vehicle.

Franchising
         The Company intends to franchise outlets to sell the Company's products. The Company has received qualification to franchise in California, Florida and Texas. The Company intends to seek qualification to franchise in additional states.

Competition
         There are several companies manufacturing, distributing and selling electric bicycles in the U.S. Of these, the Electric Transportation Company ("ETC") and the GT "Charger" are the best financed and highest profile. Globally, large companies such as Yamaha, Honda, and Suzuki have entered the market. Although they are primarily marketing their electric bicycles in Japan, there are no barriers to any of these companies, or other companies, from offering similar electric bicycles in other markets.

         Management believes that it brings to the Company experience that is unparalleled in the emerging EV industry. The Company's management team possesses a strong background in the management, marketing, engineering, and financial aspects of the EV industry (see "Management").

Employees
         The company has 31 full-time and 8 part-time employees.

Facilities
         The Company leases office and manufacturing space at 117 Morris Street, Sebastopol, California. The lease expires on June 1, 1998 and has a monthly rent of $4,400. The Company also leases a research and development shop with a monthly rent of $1,500.

Legal Proceedings
         The Company is not currently involved in any material litigation or legal proceedings and is not aware of any material litigation or proceeding pending or threatened against it.

Government Regulation
         The   Company  is  subject   to  various   federal,   state  and  local
environmental laws and regulations which limit the discharge, storage and disposal of a variety of substances such as paints and solvents. Operations of the Company are also governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Administration Act and regulations and applicable state laws thereunder. Electric bicycles have been defined as mopeds or motorcycles in some states and as such are required to conform to the regulations for mopeds or motorcycles. The state of California recently passed a law exempting electric bikes from motor vehicle requirements, 22 other states have similar laws. The Federal Department of Transportation is currently reviewing the ZAP product for interpretation.

Intellectual Property Protection
         The ZAP electric bicycle power system is a U.S. patented system. Additional patents are pending. ZAP is an internationally registered trademark. Additional trademarks are pending. The Company intends to take action to protect against imitation of its products and to protect its patents, copyrights and trademarks as necessary.


Qualified Small Business Stock
         The Omnibus Budget Reconciliation Act of 1993 provides, in certain circumstances, a reduction in the capital gains tax for certain taxpayers who purchase shares at original issue from a "qualified small business" and dispose of those shares after a holding period of at least five years. One-half of the gain (up to certain limits) is generally excluded from taxable income for regular tax purposes. A "qualified small business" must have not more than $50 million in gross assets at any time after August 10, 1993 through the date of issuance of the shares. In addition, at least 80% of its assets must be used "in the active conduct of one or more qualified trades or businesses" throughout the holding period. The Internal Revenue Service has issued proposed Regulations under this law. Qualifying for its benefits will depend in part on future events. The Company makes no representation as to the availability of the benefits of this provision to prospective purchasers of its Common Stock. The Company intends to submit reports to the Internal Revenue Service and to the Company's shareholders as may be required under the law for use of this exclusion. Potential investors are advised to consult their own tax counsel for further details.

                                   MANAGEMENT


         Name               Age       Position
----------------------      -----     -----------------------
Gary Starr                  42        Managing Director

James McGreen               44        President and Director

Sanford Theodore            33        Principal Financial Officer and Controller

Andrew Hutchins             37        General Manager

Jessalyn Nash               38        Director

Lee S. Sannella, M.D        81        Director

Nancy K. Cadigan            39        Director and Secretary

Richard Balzhiser           65        Member, Advisory Board

Hal Larson                  73        Member, Advisory Board

Jack Guy                    65        Member, Advisory Board


         Gary Starr is Managing Director of the Company. He has been building and driving electric cars for more than 20 years. In addition to overseeing the marketing of more than 5,000 electric vehicles, Mr. Starr has invented several solar electric products and conservation devices. Mr. Starr founded U.S. Electricar's electric vehicle operations in 1983. That company recently signed a licensing agreement with Hundai.

         Mr. Starr also serves as an advisor to Zebra Motors, Inc., a designer of an electric sports car, and has been a technical advisor to UCLA's Lewis Center for Regional Policy Studies. He's been a member of the California Environmental Technology Advisory Council and has been a guest lecturer at Stanford University Graduate School of Business.

         In 1993, Mr. Starr earned a Private Industry Council Recognition Award for creating job opportunities in the EV industry and was named as one of the ten most influential electric car authorities by Automotive News. More recently, he was honored by the American Lung Association of San Francisco with a Clean Air Award in Technology and was recognized by U.S. Senator Barbara Boxer for his contribution towards clean air.

         Mr. Starr has several publications: Electric Cars: Your Guide to Clean Motoring, The Shocking Truth of Electric Cars, and The True Cost of Oil. In addition, he has appeared on more than 300 radio and television talk and news shows (including Larry King Live, The Today Show, Inside Edition, CNN Headline News, Prime Time Live, and the CBS Evening News and the McNeil Lehrer News Hour) as a recognized authority in the field of electric vehicles.

         James McGreen, President, has over 25 years experience in design, development, engineering, manufacturing and marketing. He has brought over 100 successful consumer products from conception to the mass market. He has been a pioneer in the ultralight aircraft, personal watercraft, and motorcycle racing fields. He is the founder and/or former president of Protopipe Exhaust Systems, Inc., McGreen Metalworking, Kanemoto Racing and McGreen Development. His commitment to electric transportation began in 1991 with successful competition in Electrathon racing. He holds several records and winning times for this lightweight electric vehicle class. He has been a racer of motorcycles and has built motor parts, frames, chassis and other specialty parts for both manufacturers and other racers. McGreen designed and built composite racing sail boats. A skilled machinist, welder, and tool and die maker, he has designed and built nearly every kind of lightweight motorized vehicle. A prolific inventor, McGreen has filed five patents (1 granted, 2 pending, 2 expired) in the resource conservation and transportation fields. He also managed the world championship team that won the World Solar Bike Races, in Akita, Japan in 1995. In 1996, McGreen was selected as an honored member of the Who's Who of American Inventors for his positive impact on society.

         Sanford Theodore, Principal Financial Officer and Controller has been involved in various financial and accounting positions for over 10 years. Well versed with computerized accounting and auditing processes, he has worked with Optical Coating Laboratory, Western Dairy Products, and Blue Cross. Mr. Theodore received a bachelor's degree in Business Administration from San Diego State University in 1985.

         Andrew Hutchins, General Manager has been involved in the retail bicycle industry since he was 11 years old when he worked for his family's retail bicycle shop. He successfully started, managed, and operated a retail bicycle store for 11 years prior to selling it for several times his initial costs. Before opening his bicycle store, Mr. Hutchins received a degree in Business Economics and Communication Studies from the University of California at Santa Barbara in 1982.

         Jessalyn Nash, Masters in Business, is an environmental and business consultant to rapid growth entrepreneurial companies. She has specialized in marketing, distributor relations and sales programs. Ms. Nash previously held positions with NeXT, Inc. and in National Sales and Marketing with Apple Computer, Inc. Nash has been an environmental advocate for over 20 years. She has operated her consulting business since 1989.

         Lee Sannella, M.D. has been an active researcher in the fields of alternative transportation, energy and medicine for more than 25 years. Dr. Sannella has been a founding shareholder in many start up high tech companies. He was a Director of U.S. Electricar from 1983 to 1992. A graduate of Yale University, he maintained an active medical practice for many years in ophthalmology and psychiatry. He worked with the Sonoma Medical Society on improving radiation standards and is a best-selling author. He has served on advisory boards of the City of Petaluma, California, on the Board of Directors of the San Andreas Health Council of Palo Alto, California, the Veritas Foundation of San Francisco, California and the AESOP Institute. He earned his M.D. from Yale University.

         Nancy K. Cadigan assisted Jim McGreen in managing McGreen Development, the research organization that developed the original ZAP Power System. She has broad experience in sales, trade show events, and office management. With an educational background in Recreation and Leisure, Ms. Cadigan has worked in public and commercial recreation for more than twenty years. She has conducted public education classes on recycling, reuse and composting practices. Currently, Ms. Cadigan is involved in organic farming. In all of her work, she looks for environmentally sound solutions to ordinary problems and has been a strong advocate of the ZAP mission since its inception. In the past five years she has worked for the Oakland Parks and Recreation Department (1990-92), Alameda Waste Management Authority (1992-93), Urban Ore (1993-94), McGreen Development (1994), ZAP Power Systems (1994-present), and Women's Health Specialists (1995-1996).

         Advisory Board.

         Dr. Richard E. Balzhiser, President Emeritus of the Electric Power Research Institute (EPRI), served as President and CEO of EPRI from 1988-1996. He joined EPRI in 1973 at the time of its founding after serving as Deputy Director for Energy and Environment in the White House Office of Science and Technology. Dr. Balzhiser currently serves on the Houston Industries and Electrosource Boards as well as Advisory Boards to Mobil, MIT, University of Michigan, and the University of Wisconsin. He is chairing committees for the World Bank and World Energy Council. Dr. Balzhiser earned his Ph.D. from the University of Wisconsin.

         Hal Larson was the Executive Creative Director for the advertising agency Tatham, Laird & Kudner. He has been responsible for the advertising for Kraft Cheese, Sears, Quaker, 7-up, and Oscar Meyer. He also served as Creative Director of J. Walter Thompson and West Coast Creative Director of Cunningham & Walsh. Mr. Larson has directed advertising for the Republican National Committee and has written several books and lectured at several Universities. Mr. Larson earned his B.S. degree from the University of Oregon and his M.S. degree from Boston University.

         Jack Guy has been  employed by the Electric  Power  Research  Institute
(EPRI) since 1974. He is responsible for commercializing EPRI's new products and technologies in Electric Transportation. From 1956 to 1974 , Mr. Guy was a manager for General Electric Co. Mr. Guy has also served as a special agent for the U.S. Army Counterintelligence Corps.

Indemnification of Directors and Officers
         The Company's Articles of Incorporation provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under California law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers and controlling persons of the Company pursuant to that provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in those laws and is, therefore, unenforceable.

Director Term of Office and Compensation
         All directors terms of office expire at the next annual meeting of shareholders. The Company's directors do not receive any cash compensation for their service on the Board of Directors, but directors may be reimbursed for certain expenses in connection with their attendance at Board meetings.

                             EXECUTIVE COMPENSATION

         For 1996, Gary Starr and James McGreen, the Company's executive officers, received compensation of $31,175 and $33,270 respectively.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock immediately prior to this Offering, and as adjusted to reflect the sale of the shares being offered, for (i) each director and executive officer of the Company, (ii) each shareholder known by the Company to own beneficially 5% or more of the outstanding shares of its Common Stock and (iii) all directors and officers as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by them, have sole investment and voting power with respect to their shares, subject to community property laws where applicable.

                                            Percentage of Common Shares Outstanding:
  Directors,              Shares              Before Offering        Maximum Sold
  Executive Officers      Beneficially     -------------------- -------------------
  and 5% Shareholders:    Owned            (2,571,909 shares)    (3,071,909 shares)
----------------------    ------------     -------------------- -------------------
James McGreen                709,160*             28%                  23%

Gary Starr                   611,978*             24%                  20%

All directors and          1,321,138              52%                  43%
 executive officers
 as a group (2 persons)

* Includes 72,000 shares of Common Stock issuable upon exercise of currently exercisable incentive stock options but excludes 25,000 shares of Common Stock issuable under options but not currently exercisable.

                              CERTAIN TRANSACTIONS

         On September 23, 1994, the date the Company commenced  business,  James
R. McGreen, the Company's President, transferred various assets, subject to certain liabilities, to the Company, receiving in exchange 900,000 shares (post split) of the Company's common stock. The net amount recorded on the Company's accounting records was $9,000. Mr. McGreen's net cost of those assets, less prior amortization of cost for tax purposes, was $10,691. On the same date, Gary Starr paid $6,000 for 600,000 shares (post split) of the Company's common stock.

         There have been no other transactions, nor are any transactions proposed, in which the Company was or is to be a party, in which any member of its management or director had any direct or indirect material interest.

                           DESCRIPTION OF COMMON STOCK

         The Company has authorized 10,000,000 shares of Common Stock, without par value. Immediately prior to this Offering, there were 2,571,909 shares of Common Stock outstanding and held of record by 1,100 shareholders. Owners of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders, except that, upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. The owners of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the Common Stock shareholders are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Common Stock shareholders, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by this Offering Circular, when issued for the consideration set forth in this Offering Circular, will be fully paid and non-assessable.

Registration Rights
         There are no agreements between current shareholders and the Company with respect to the registration of such shares under the Securities Act.

Transfer Agent and Registrar
         The transfer agent and registrar for the Company's Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE RESALE

         Upon completion of this Offering, the Company will have 3,071,909 shares outstanding if the maximum amount is sold. The shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. Sales of outstanding shares to residents of certain states or jurisdictions may only be effected pursuant to a registration in or applicable exemption from the registration provisions of the securities laws of those states or jurisdictions.

         Further, the 361,890 shares of Common Stock sold in the Company's prior initial public offering, which commenced on November 28, 1996, are freely tradable without restriction or further registration under the Securities Act.

         The remaining 2,210,019 shares of Common Stock outstanding upon completion of this Offering, which are held of record by shareholders prior to this Offering and prior to the initial public offering, are "restricted securities" and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144. In general, Rule 144 allows a person who has held restricted securities for at least one year to sell into the public trading market, in any three-month period, up to one percent of the total number of the Company's then outstanding shares (approximately 30,720 shares immediately after completion of this Offering), provided there is adequate current public information available about the Company and the securities are sold in regular brokers' transactions. Rule 144(k) provides that persons who are not deemed to be "affiliates" and who have beneficially owned shares for at least two years are entitled to sell their shares at any time under Rule 144 without regard to the limitations described above. These one and two-year periods began in September 1994 with respect to 1,500,000 shares, in January 1995 for 159,000 shares and in the period from January 1996 to October 3, 1996 for 364,950 shares. Sales of substantial amounts of shares in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities.

         The Company's common stock is not listed or quoted on any organized exchange or other trading market, nor has the Company applied for a formal listing or quotation. There can be no assurances that a market will develop or be sustained. The post-offering fair value of the Company's common stock, whether or not any secondary trading market develops, is variable and may be impacted by the business and financial condition of the Company, as well as factors beyond the Company's control. The price may also vary due to economic conditions and forecasts and general conditions in the electric bike, and bike industries.

                              PLAN OF DISTRIBUTION

General

         The Company proposes to offer and sell the shares directly to members of the public residing in selected states. (A listing of those states in which residents may purchase shares is on the Share Purchase Agreement, which accompanies this Prospectus). Announcements of this Offering, in the formprescribed by Rule 134 of the Securities Act, will be communicated to selected persons. A copy of this Prospectus will be delivered to those who request it, together with the Subscription Agreement. All shares will be sold at the public offering price of $6.00 per share and a minimum purchase of 100 shares is required. The Company reserves the right to reject any subscription or share purchase agreement in full or in part.

         The Company will effect offers and sales of shares through printed copies of this Prospectus delivered by mail and electronically and through broker dealers. Any voice or other communications will be conducted in certain states through its executive officers, and in other states through a designated sales agent, licensed in those states. Under Rule 3a4-1 of the Exchange Act, none of these employees of the Company will be deemed a "broker," as defined in the Exchange Act, solely by reason of participation in this Offering, because
(1) none is subject to any of the statutory disqualifications in Section 3(a)(39) of the Exchange Act, (2) in connection with the sale of the shares hereby offered, none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities, (3) none is an associated person (partner, officer, director or employee) of a broker or dealer and (4) each meets all of the following conditions: (A) primarily performs substantial duties for the issuer otherwise than in connection with transactions in securities; (B) was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (C) will not participate in selling an offering of securities for any issuer more than once every 12 months.

Determination of Offering Price
         Prior to this Offering there has been no market for the common stock of the Company, and there can be no assurances that a market will develop or be sustained. Accordingly, the public offering price has been determined by the Company's Board of Directors. Among factors considered in determining the public offering price were the Company's results of operations, the Company's current financial condition, its future prospects, the state of the markets for its products, the experience of management and the economics of the industry segment in general.

                                  LEGAL MATTERS

         The validity of the shares hereby offered will be passed upon for the Company by Evers & Andelin, LLP, San Francisco, California.

                                     EXPERTS

         The Financial Statements of the Company as of and for the year ended December 31, 1996 have been included herein and in the Registration Statement in reliance on the report of Moss Adams, LLP, Santa Rosa, California, independent certified public accountant, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities and Exchange Commission, Office of Small Business Policy, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the shares offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. In addition the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other documents filed electronically with the Commission, including the Registration Statement. The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                    CONTENTS

                                                                            PAGE
INDEPENDENT AUDITOR'S REPORT ................................................F-2

CONSOLIDATED FINANCIAL STATEMENT

Balance Sheets ..............................................................F-3

Statements of Operations ....................................................F-4

Statements of Stockholder's Equity ..........................................F-5

Statements of Cash Flows ....................................................F-6

Notes to Consolidated Financial Statements ..................................F-8

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated February 14, 1997, except for Note 2, which is as of March 21, 1997, on our audit of the financial statements of Zap Power Systems, included in the registration statement on Form SB-2 in connection with the offering of common stock of Zap Power Systems. We also consent to the reference to our Firm under the caption "Experts".


                                                   /s/ MOSS ADAMS LLP
Santa Rosa, California
December 5, 1997


December 31,                                             1996          1995     SEPT.30, 1997
---------------------------------------------------------------------------------------------
                                                                                (unaudited)
                                       ASSETS
CURRENT ASSETS
    Cash                                              $161,600      $ 21,800      $129,385
    Receivables                                         60,900        30,700       203,734
    Inventories                                        246,600        58,400       270,151
    Prepaid expenses and other assets                  115,500          --          86,285
                                                      --------      --------      --------
          Total current assets                         584,600       110,900       689,555
                                                      --------      --------      --------

PROPERTY AND EQUIPMENT                                 100,300        66,300       140,200
                                                      --------      --------      --------

OTHER ASSETS
    Investment in joint venture                         52,500          --          66,381
    Cash restricted to payment of long-term debt        10,000          --            --
    Intangibles, net of accumulated amortization
       of $1,600 and $700, respectively                  7,300         8,200        18,905
    Deposits                                            15,500         6,000        21,956
                                                      --------      --------      --------

                                                        85,300        14,200       107,242
                                                      --------      --------      --------

         Total assets                                 $770,200      $191,400      $936,997
                                                      ========      ========      ========

December 31,                                                       1996             1995     SEPT.30, 1997
----------------------------------------------------------------------------------------------------------
                                                                                              (unaudited)
                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts payable                                         $    301,200    $     94,200    $    193,437
    Accrued liabilities and other expenses                         66,500          12,600         211,525
    Income taxes payable                                             --             2,700            --
    Notes payable                                                 236,400          21,500         144,362
    Current maturities of long-term debt                           12,800            --             8,067
    Current maturities of obligations under capital leases         12,500            --             3,583
                                                             ------------    ------------    ------------

          Total current liabilities                               629,400         131,000         560,974
                                                             ------------    ------------    ------------
OTHER LIABILITIES
    Long-term debt, less current maturities                         4,700            --              --
    Obligations under capital leases, less current                 23,700            --            26,928
                                                             ------------    ------------    ------------

                                                                   28,400            --            26,928
                                                             ------------    ------------    ------------

STOCKHOLDERS' EQUITY
    Common stock,  no par value; 10,000,000
       shares  authorized,  2,076,500 and 1,644,000
       shares issued and outstanding, respectively              1,019,200         149,900       2,087,361
    Accumulated deficit                                          (906,800)        (89,500)     (1,738,266)
                                                             ------------    ------------    ------------

                                                                  112,400          60,400         349,095
                                                             ------------    ------------    ------------

          Total liabilities and stockholders' equity         $    770,200    $    191,400    $    936,997
                                                             ============    ============    ============

Years Ended December 31,                   1996               1995         SEPT.30, 1997
----------------------------------------------------------------------------------------
                                                                            (unaudited)
NET SALES                             $ 1,170,900        $   650,800        $ 1,327,148

COST OF GOODS SOLD                        862,700            435,400          1,035,096
                                      -----------        -----------        -----------

GROSS PROFIT                              308,200            215,400            292,052
                                      -----------        -----------        -----------
OPERATING EXPENSES
     Selling                              476,800             90,300            424,887
     General and administrative           554,800            282,200            500,873
     Research and development             100,400             74,700            185,002
                                      -----------        -----------        -----------

                                        1,132,000            447,200          1,110,762
                                      -----------        -----------        -----------

LOSS FROM OPERATIONS                     (823,800)          (231,800)          (818,710)
                                      -----------        -----------        -----------

OTHER INCOME (EXPENSE)
     Interest expense                     (11,400)            (2,700)           (22,217)
     Miscellaneous                         19,500             (8,000)             9,537
     Grant income                            --               20,000               --
     Royalty income                          --              210,000               --
                                      -----------        -----------        -----------

                                            8,100            219,300            (12,680)
                                      -----------        -----------        -----------
LOSS BEFORE INCOME TAXES                 (815,700)           (12,500)          (831,390)

PROVISION FOR INCOME TAXES                  1,600              3,500               --
                                      -----------        -----------        -----------

NET LOSS                              $  (817,300)       $   (16,000)       $  (831,390)
                                      ===========        ===========        ===========

NET LOSS PER COMMON SHARE             $     (0.45)       $     (0.01)       $     (0.37)
                                      ===========        ===========        ===========

WEIGHTED AVERAGE OF COMMON
     SHARES OUTSTANDING                 1,805,317          1,582,656          2,233,385
                                      ===========        ===========        ===========

                                                    Common Stock                 Accumulated
                                        -------------------------------
                                            Shares             Amount              Deficit              Total
                                        -----------         -----------         ------------        ------------
Balance, December 31, 1994                1,500,000         $    15,000         $   (73,500)        $   (58,500)

Sale of common stock                         97,500              94,900                --                94,900

Conversion of notes payable                  46,500              40,000                --                40,000

Net loss                                       --                  --               (16,000)            (16,000)
                                        -----------         -----------         -----------         -----------

Balance, December 31, 1995                1,644,000             149,900             (89,500)             60,400

Sale of common stock                        362,100             574,500                --               574,500

Conversion of notes payable                   3,000               5,000                --                 5,000

Stock issued for current and
     future services                         57,400             181,000                --               181,000

Stock issued to joint venture                10,000              52,500                --                52,500

Warrants issued for finance fees               --                56,300                --                56,300

Net loss                                       --                  --              (817,300)           (817,300)
                                        -----------         -----------         -----------         -----------

Balance, December 31, 1996                2,076,500         $ 1,019,200         $  (906,800)        $   112,400
                                        ===========         ===========         ===========         ===========

Sale of common stock                                          1,000,400                               1,000,400

Stock issued for current and
     future services                                             67,700                                  67,700

Net loss                                                                           (831,400)           (831,400)
                                        -----------         -----------         -----------         -----------

Balance, September 30, 1997                                 $ 2,087,300         $(1,738,200)        $   349,100
                                        ===========         ===========         ===========         ===========

Years Ended December 31,                                                1996               1995        SEPT.30, 1997
--------------------------------------------------------------------------------------------------------------------
                                                                                                        (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Netloss                                                      $  (817,300)       $   (16,000)       $  (831,390)
     Adjustments to reconcile net loss to net cash
         used by operating activities:
             Depreciation and amortization                             47,400             11,100             46,024
             Allowance for doubtful accounts                            7,400              1,000             (2,538)
             Issuance of common stock for services rendered           127,400             24,900             67,770
         Changes in:
             Receivables                                              (37,600)           (21,800)          (140,286)
             Inventories                                             (188,200)           (41,400)           (23,581)
             Prepaids expenses                                         (6,400)              --               29,155
             Deposits                                                  (9,500)            (6,000)           165,981
             Accounts payable                                         207,000             71,000           (107,753)
             Accrued liabilities and other expenses                    53,900            (39,500)           (27,453)
             Income taxes payable                                      (2,700)             2,700               --
                                                                  -----------        -----------        -----------
                Net cash used by operating activities                (618,600)           (14,000)          (824,071)
                                                                  -----------        -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of equipment                                           (80,500)           (61,700)           (80,618)
     Purchase of patent and trademark                                    --               (8,900)           (13,882)
     Patent Defense                                                      --                 --              (13,113)
                                                                  -----------        -----------        -----------
                Net cash used by investing activities                 (80,500)           (70,600)          (107,613)
                                                                  -----------        -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from notes payable                                      271,900             41,500             30,000
     Proceeds from long-term debt                                      25,000               --                 --
     Sale of common stock, net of stock offering costs                544,400             70,000          1,000,405
     Principal repayments on long-term debt                            (7,500)              --               (9,409)
     Payments on obligations under capital leases                      (4,900)              --               (9,509)
     Cash restricted to payment of certain notes payable               10,000               --               10,000
     Principal repayments on note payable                                --              (19,300)          (122,000)
                                                                  -----------        -----------        -----------
                Net cash provided by financing activities             838,900             92,200            899,487
                                                                  -----------        -----------        -----------
NET INCREASE/(DECREASE) IN CASH                                       139,800              7,600            (32,197)

CASH, beginning of year                                                21,800             14,200            161,582
                                                                  -----------        -----------        -----------
CASH, end of year                                                 $   161,600        $    21,800        $   129,385
                                                                  ===========        ===========        ===========

Years Ended December 31,                                  1996               1995    SEPT.30, 1997
---------------------------------------------------------------------------------------------------
                                                                                     (unaudited)
SUPPLEMENTAL CASH-FLOW INFORMATION:

Cash paid during the year for:
    Interest                                           $   11,400        $     100      $    22,000
    Income taxes                                       $    1,600        $     800      $      --

Non-cash investing and financing activities:
    Conversion of notes payable to common stock        $    5,000        $  40,000      $      --
    Stock issued for future services                   $   53,600        $    --        $      --
    Stock issued to joint venture                      $   52,500        $    --        $      --
    Stock issued for current services                  $  127,400        $    --        $    67,770
    Warrants issued for financing fees                 $   56,300        $    --        $      --

Machinery and equipment                                              7 years
Equipment under capital leases                                       5 years
Demonstration bicycles                                               2 years
Office furniture and equipment                                       7 years
Vehicle                                                              5 years
Leasehold improvements                                              15 years

                                              1996                   1995
                                       --------------------   ------------------

Trade accounts receivable                $          77,300      $         39,700
Less allowance for doubtful accounts                16,400                 9,000
                                       --------------------   ------------------

                                         $          60,900      $         30,700
                                       ====================   ==================

                          1996                   1995
                   --------------------   --------------------

Raw materials        $          99,900      $          25,900
Work-in-process                 95,500                 24,900
Finished goods                  51,200                  7,600
                   --------------------   --------------------

                     $         246,600      $          58,400
                   ====================   ====================

                                                                                      1996                   1995
                                                                                ------------------      -----------------
Machinery and equipment                                                          $          41,600      $          35,600
Equipment under capital leases                                                              42,100                      -
Demonstration bicycles                                                                      33,500                 15,400
Office furniture and equipment                                                              30,000                 20,000
Leasehold improvements                                                                       6,600                  6,600
Vehicle                                                                                      4,300                      -
                                                                                ------------------      -----------------
                                                                                           158,100                 77,600
Less accumulated depreciation and amortization                                              57,800                 11,300
                                                                                ------------------      -----------------

                                                                                 $         100,300      $          66,300
                                                                                ===================     =================


                                                                                      1996                   1995
                                                                                ------------------     --------------------
Notes to stockholders,  with  interest at 12%;  interest and principal  due when the notes  mature in  November  and
     December,  1997;  the Company is allocating  50% of the
     proceeds  received  from the  Company's  Direct  Public
     Offering  towards  repayment  of the loans  until fully
     repaid;  the  noteholders  have been issued warrants to
     purchase, in the aggregate, 37,800 shares of common
     stock at $5.25 per share through October, 1999.                            $           189,000    $               -


Notes to a stockholder, with interest at 10%;  principal and interest  is due when the  notes  mature  in March  and
     December, 1997; unsecured                                                               35,400                 16,500


Notes, with  interest at 10%;  principal and interest is due when the notes  mature in January and  February,  1997;
     unsecured                                                                               12,000                    -


Note, with interest at 10%; the note was converted
     to 3,000 shares of common stock in 1996                                                     -                   5,000
                                                                               --------------------   --------------------

                                                                                $           236,400    $            21,500
                                                                               ====================   ====================

                                                                        1996                   1995
                                                                 --------------------   --------------------
Note to bank,  with interest at 15%;  principal and interest due in  monthly  installments  and  maturing  in March,
     1998;  secured  by an  interest  in other  checking  or
     savings  accounts in the bank and held by the Company       $            17,500    $                 -

Less current maturities                                                       12,800                      -
                                                                 --------------------   --------------------

                                                                 $                      $
                                                                               4,700                      -
                                                                 ====================   ====================

                                   Year Ending December 31,

                                             1997            $            17,900
                                             1998                         17,900
                                             1999                          9,200
                                                             -------------------

Total minimum lease payments                                              45,000
Less amounts representing interest                                         8,800
                                                             -------------------

Present value of minimum lease payments                                   36,200
Less current maturities                                                   12,500
                                                             -------------------

                                                             $            23,700
                                                             ===================

                                              1996                   1995
                                      -------------------    -------------------

Current tax liability
     Federal                          $              -       $            1,700
     State                            $            1,600     $            1,800
                                      -------------------    -------------------

                                                   1,600                  3,500
                                      ===================    ===================

Deferred tax assets (liabilities)
     Federal tax loss carryforward    $          297,000     $           25,900
     State tax loss carryforward                  79,000                  4,700
     Other, net                                  (19,600)                  (500)
                                      -------------------    -------------------

                                                 356,400                 30,100
Less valuation allowance                         356,400                 30,100
                                      -------------------    -------------------

                                      $                -     $               -
                                      ===================    ===================

                                            1996 Plan                                         1995 Plan
                            -------------------------------------------    --------------------------------------------
                                  Number             Exercise Price              Number               Exercise Price
                                of Shares               Per Share               of Shares               Per Share
                            -------------------    --------------------    --------------------    --------------------
Outstanding at
       December 31, 1994                     -       $              -                       -         $             -
Granted                                      -       $              -                   237,000       $            0.40
Canceled                                     -       $              -                       -         $             -
                            -------------------    --------------------    --------------------    --------------------

Outstanding at
       December 31, 1995                     -       $                                  237,000       $            0.40
Granted                                 501,000      $             1.00                 318,000       $            0.40
Canceled                                     -       $              -                       -         $             -
                            -------------------    --------------------    --------------------    --------------------

Outstanding at
       December 31, 1996                501,000      $             1.00                 555,000       $            0.40
                            ===================    ====================    ====================    ====================

                                            1996                   1995
                                     --------------------   --------------------

Net loss - as reported                 $       (817,300)     $         (16,000)
Net loss - pro forma                   $       (981,000)     $         (36,600)
                                     --------------------   --------------------

Loss per share - as reported           $          (0.45)     $           (0.01)
                                     --------------------   --------------------

Loss per share - pro forma             $          (0.54)     $           (0.02)
                                     ====================   ====================

                                           1996                    1995
                                    -------------------     --------------------

Dividends                                          None                    None
Expected volatility                                 30%                     30%
Risk free interest rate                           6.28%                   5.43%
Expected life                                  10 years                10 years

         PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 4 of Article X of the Registrant's By-laws provides that it may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. In any event, the Registrant shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the Registrant would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold:

Securities and Exchange Commission filing fee                           $    910
Blue Sky filing fees                                                       5,500
Accountant's fees and expenses                                            25,000
Legal fees and expenses                                                   56,000
Printing                                                                  15,000
Marketing expenses                                                        10,000
Postage                                                                   25,000
Transfer Agent's fees                                                      5,000
Miscellaneous                                                             17,590
                                                                        --------
         Total                                                          $160,000
                                                                        ========
The Registrant will bear all expenses shown above.

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES

a)   The  following  information  is given  for all  securities  that ZAP  Power
     Systems (the "Company") sold within the past three years without registering the securities under the Securities Act. Note the Company sold registered securities via a public offering effective November 28, 1996.

Date                                   Title                              Amount
1/31/95 to 12/30/95                    Common Stock                      159,000
12/31/95 to 10/3/96                    Common Stock                      551,019

b) No underwriters were used in connection with any of the issuances of shares. The class of persons to whom the Company issued shares was those persons known to the

     1.  Employees,   Directors,   consultants,   Business  associates,  private
     investors

     2.  Employees,   Directors,   Consultants,   Business  associates,  private
     investors

c) No underwriters were used in connection with any of the issuances of shares or options so there were no underwriting discounts or commissions. The transactions and the types and amounts of consideration received by the Company were:

     1. Cash

     2. Cash

d)   Total amounts are well within the $1,000,000 limit of Rule 504.

Item 27. EXHIBITS


ITEM (601)                       DOCUMENT                                   PAGE
---------                        --------                                   ----
   3.1*    Articles of Incorporation, September 23, 1994

   3.2*    Amendment to Articles of Incorporation filed November 8, 1996

   3.3*    By-laws

   4.1*    Article II of By-laws (Reference is made to Exhibit 3.3)

   4.2*    Share Specimen

   5.* Opinion of Evers & Andelin, LLP with respect to the legality of the shares being registered

  10.1*    Lease of registrant's facilities

  10.2*    Contract with PowerBiking, Inc.

  10.3*    State of California Franchise Qualification

  10.4*    State of Florida Franchise Qualification

  10.5*    Franchise Agreement

  23.2*    Consent of Evers & Andelin, LLP

  99.1*    Share Purchase Agreement (as revised)

-------------
*Previously filed.


Item 28.  UNDERTAKINGS

a)       The Registrant hereby undertakes that it will:

         1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which,  individually
or  together,   represent  a  fundamental  change  in  the  information  in  the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the bona fide offering.

         3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

e) Insofar as indemnification for liabilities arising under the securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe the registrant meets all of the requirements of filing on Form SB-2 and authorized this registration statement (pre-effective amendment no. 1) to be signed on its behalf by the undersigned in the City of Sebastopol, on December ____, 1997.


                                            ZAP Power Systems

By:_____________________________            By:_________________________________
         Gary Starr                                  James McGreen
         Managing Director                           President and
                             Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this registration statement (pre-effective amendment no. 1) has been signed by the following persons in the capacities and on the dates indicated.


       Signature                     Title                            Date


________________________      Managing Director               December ___, 1997
Gary Starr

________________________      President and Director          December ___, 1997
James McGreen

________________________      Secretary and Director          December ___, 1997
Nancy K. Cadigan

________________________      Principal Financial Officer
Sanford Theodore              and Controller                  December ___, 1997

________________________      Director                        December ___, 1997
Lee S. Sannella, M.D

________________________      Director                        December ___, 1997
Jessalyn Nash